       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 10, 2000.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                   SCHEDULE TO

                             TENDER OFFER STATEMENT
(UNDER SECTION 14(d)(1) OR 13(e)(1) OF THE      SECURITIES EXCHANGE ACT OF 1934)
                              (AMENDMENT NO. ___)

                                       AND

                                  SCHEDULE 13D

                   (UNDER THE SECURITIES EXCHANGE ACT OF 1934)
                                (AMENDMENT NO. 1)

                                   ----------

                         OXFORD RESIDENTIAL PROPERTIES I
                               LIMITED PARTNERSHIP
                            (Name of Subject Company)

                   AIMCO/BETHESDA HOLDINGS ACQUISITIONS, INC.
                                    (Bidder)

                 ASSIGNEE UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      None
                      (CUSIP Number of Class of Securities)

           Patrick J. Foye                                        Copy to:
      Executive Vice President                             Gregory M. Chait, Esq.
Apartment Investment and Management Company               Katherine M. Koops, Esq.
     Colorado Center, Tower Two                    Powell, Goldstein, Frazer & Murphy LLP
2000 South Colorado Boulevard, Suite 2-1000                191 Peachtree Street NE
       Denver, Colorado 80222                                  Sixteenth Floor
      Telephone  (303) 757-8101                            Atlanta, Georgia 30303
                                                               (404) 572-6600

       (Name, address and telephone number of person authorized to receive notices and communications on behalf of the filing person)

                            CALCULATION OF FILING FEE

================================================================================
TRANSACTION VALUATION                                      AMOUNT OF FILING FEE
---------------------                                      --------------------
   $14,886,365                                                   $ 2,978
--------------------------------------------------------------------------------

* For the purpose of calculating the filing fee only, this amount is based on the purchase of 17,617 assignee units of limited partnership interest of the subject partnership at the tender offer price of $845 per unit. The amount of the filing fee equals 1/50th of one percent of the aggregate of cash offered by the bidder.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     Amount Previously Paid: N/A    Filing Party: N/A    Form or Registration
     No.: N/A    Date Filed: N/A

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[X]  third-party tender offer subject         [X]  issuer tender offer subject
     to Rule 14d-1.                                to Rule 13e-4.
[ ]  going-private transaction subject        [X]  amendment to Schedule 13D
     to Rule 13e-3.                                under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

------------------------                                ------------------------
CUSIP NO. NOT APPLICABLE          SCHEDULE 13D
------------------------                                ------------------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
        Apartment Investment and Management Company
        84-129577
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        Not applicable
------- ------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                   [ ]
------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        Maryland
-------------------------------- ------- ---------------------------------------
                                   7     SOLE VOTING POWER
        NUMBER OF                        -0-
          SHARES                 ------- ---------------------------------------
       BENEFICIALLY                8     SHARED VOTING POWER
         OWNED BY                        6,050
           EACH                  ------- ---------------------------------------
        REPORTING                  9     SOLE DISPOSITIVE POWER
       PERSON WITH:                      -0-
                                 ------- ---------------------------------------
                                   10    SHARED DISPOSITIVE POWER
                                         6,050
------- ------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,050. See "The Offer--Section 13. Certain Information Concerning Your Partnership--Beneficial Ownership of Interests in Your Partnership" of the Offer to Purchase attached as Exhibit 1.
------- ------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
------- ------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        25.05%.
------- ------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        CO
------- ------------------------------------------------------------------------

------------------------                                ------------------------
CUSIP NO. NOT APPLICABLE          SCHEDULE 13D
------------------------                                ------------------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
        Acquisition Limited Partnership
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        Not applicable
------- ------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                   [ ]
------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        Maryland
-------------------------------- ------- ---------------------------------------
                                   7     SOLE VOTING POWER
        NUMBER OF                        -0-
          SHARES                 ------- ---------------------------------------
       BENEFICIALLY                8     SHARED VOTING POWER
         OWNED BY                        4,997
           EACH                  ------- ---------------------------------------
        REPORTING                  9     SOLE DISPOSITIVE POWER
       PERSON WITH:                      -0-
                                 ------- ---------------------------------------
                                   10    SHARED DISPOSITIVE POWER
                                         4,997
------- ------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,997. See "The Offer--Section 13. Certain Information Concerning Your Partnership--Beneficial Ownership of Interests in Your Partnership" of the Offer to Purchase attached as Exhibit 1.
------- ------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
------- ------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        20.69%
------- ------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        PN
------- ------------------------------------------------------------------------

------------------------                                ------------------------
CUSIP NO. NOT APPLICABLE          SCHEDULE 13D
------------------------                                ------------------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
        ORP Acquisition, Inc.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        Not applicable
------- ------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                   [ ]
------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        Maryland
-------------------------------- ------- ---------------------------------------
                                   7     SOLE VOTING POWER
        NUMBER OF                        -0-
          SHARES                 ------- ---------------------------------------
       BENEFICIALLY                8     SHARED VOTING POWER
         OWNED BY                        4,997
           EACH                  ------- ---------------------------------------
        REPORTING                  9     SOLE DISPOSITIVE POWER
       PERSON WITH:                      -0-
                                 ------- ---------------------------------------
                                   10    SHARED DISPOSITIVE POWER
                                         4,997
------- ------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,997. See "The Offer--Section 13. Certain Information Concerning Your Partnership--Beneficial Ownership of Interests in Your Partnership" of the Offer to Purchase attached as Exhibit 1.
------- ------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
------- ------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        20.69%
------- ------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        CO
------- ------------------------------------------------------------------------

------------------------                                ------------------------
CUSIP NO. NOT APPLICABLE          SCHEDULE 13D
------------------------                                ------------------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
        Oxford Realty Financial Group, Inc.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        Not applicable
------- ------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                   [ ]
------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        Maryland
-------------------------------- ------- ---------------------------------------
                                   7     SOLE VOTING POWER
        NUMBER OF                        -0-
          SHARES                 ------- ---------------------------------------
       BENEFICIALLY                8     SHARED VOTING POWER
         OWNED BY                        4,997
           EACH                  ------- ---------------------------------------
        REPORTING                  9     SOLE DISPOSITIVE POWER
       PERSON WITH:                      -0-
                                 ------- ---------------------------------------
                                   10    SHARED DISPOSITIVE POWER
                                         4,997
------- ------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,997. See "The Offer--Section 13. Certain Information Concerning Your Partnership--Beneficial Ownership of Interests in Your Partnership" of the Offer to Purchase attached as Exhibit 1.
------- ------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
------- ------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        20.69%
------- ------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        CO
------- ------------------------------------------------------------------------

------------------------                                ------------------------
CUSIP NO. NOT APPLICABLE          SCHEDULE 13D
------------------------                                ------------------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AIMCO/Bethesda Holdings, Inc.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        Not applicable.
------- ------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                   [ ]
------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
-------------------------------- ------- ---------------------------------------
                                   7     SOLE VOTING POWER
        NUMBER OF                        -0-
          SHARES                 ------- ---------------------------------------
       BENEFICIALLY                8     SHARED VOTING POWER
         OWNED BY                        6,050
           EACH                  ------- ---------------------------------------
        REPORTING                  9     SOLE DISPOSITIVE POWER
       PERSON WITH:                      -0-
                                 ------- ---------------------------------------
                                   10    SHARED DISPOSITIVE POWER
                                         6,050
------- ------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,050. See "The Offer--Section 13. Certain Information Concerning Your Partnership--Beneficial Ownership of Interests in Your Partnership" of the Offer to Purchase attached as Exhibit 1.
------- ------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
------- ------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        25.05%
------- ------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        CO
------- ------------------------------------------------------------------------

------------------------                                ------------------------
CUSIP NO. NOT APPLICABLE          SCHEDULE 13D
------------------------                                ------------------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AIMCO/Bethesda Holdings Acquisitions, Inc.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        HC
------- ------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                   [ ]
------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
-------------------------------- ------- ---------------------------------------
                                   7     SOLE VOTING POWER
        NUMBER OF                        -0-
          SHARES                 ------- ---------------------------------------
       BENEFICIALLY                8     SHARED VOTING POWER
         OWNED BY                        1,053
           EACH                  ------- ---------------------------------------
        REPORTING                  9     SOLE DISPOSITIVE POWER
       PERSON WITH:                      -0-
                                 ------- ---------------------------------------
                                   10    SHARED DISPOSITIVE POWER
                                         1,053
------- ------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,053. See "The Offer--Section 13. Certain Information Concerning Your Partnership--Beneficial Ownership of Interests in Your Partnership" of the Offer to Purchase attached as Exhibit 1.
------- ------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
------- ------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        4.36%
------- ------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        CO
------- ------------------------------------------------------------------------

------------------------                                ------------------------
CUSIP NO. NOT APPLICABLE          SCHEDULE 13D
------------------------                                ------------------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
        AIMCO Properties, L.P.
        84-1275621
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        WC, BK
------- ------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                   [ ]
------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
-------------------------------- ------- ---------------------------------------
                                   7     SOLE VOTING POWER
        NUMBER OF                        -0-
          SHARES                 ------- ---------------------------------------
       BENEFICIALLY                8     SHARED VOTING POWER
         OWNED BY                        -0-
           EACH                  ------- ---------------------------------------
        REPORTING                  9     SOLE DISPOSITIVE POWER
       PERSON WITH:                      -0-
                                 ------- ---------------------------------------
                                   10    SHARED DISPOSITIVE POWER
                                         -0-
------- ------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        See "The Offer--Section 13. Certain Information Concerning Your Partnership--Beneficial Ownership of Interests in Your Partnership" of the Offer to Purchase attached as Exhibit 1.
------- ------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
------- ------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        0.0%
------- ------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        PN
------- ------------------------------------------------------------------------

------------------------                                ------------------------
CUSIP NO. NOT APPLICABLE          SCHEDULE 13D
------------------------                                ------------------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
        AIMCO - GP, INC.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        Not applicable
------- ------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                   [ ]
------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
-------------------------------- ------- ---------------------------------------
                                   7     SOLE VOTING POWER
        NUMBER OF                        -0-
          SHARES                 ------- ---------------------------------------
       BENEFICIALLY                8     SHARED VOTING POWER
         OWNED BY                        -0-
           EACH                  ------- ---------------------------------------
        REPORTING                  9     SOLE DISPOSITIVE POWER
       PERSON WITH:                      -0-
                                 ------- ---------------------------------------
                                   10    SHARED DISPOSITIVE POWER
                                         -0-
------- ------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        See "The Offer--Section 13. Certain Information Concerning Your Partnership--Beneficial Ownership of Interests in Your Partnership" of the Offer to Purchase attached as Exhibit 1.
------- ------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
------- ------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        0.0%
------- ------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        CO
------- ------------------------------------------------------------------------

------------------------                                ------------------------
CUSIP NO. NOT APPLICABLE          SCHEDULE 13D
------------------------                                ------------------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
        ORP Acquisition Partners, L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        Not applicable
------- ------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                   [ ]
------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        Maryland
-------------------------------- ------- ---------------------------------------
                                   7     SOLE VOTING POWER
        NUMBER OF                        -0-
          SHARES                 ------- ---------------------------------------
       BENEFICIALLY                8     SHARED VOTING POWER
         OWNED BY                        4,997
           EACH                  ------- ---------------------------------------
        REPORTING                  9     SOLE DISPOSITIVE POWER
       PERSON WITH:                      -0-
                                 ------- ---------------------------------------
                                   10    SHARED DISPOSITIVE POWER
                                         4,997
------- ------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,997. See "The Offer--Section 13. Certain Information Concerning Your Partnership--Beneficial Ownership of Interests in Your Partnership" of the Offer to Purchase attached as Exhibit 1.
------- ------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
------- ------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        20.69%
------- ------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        PN
------- ------------------------------------------------------------------------

           TENDER OFFER STATEMENT AND AMENDMENT NO. 1 TO SCHEDULE 13D

      This Tender Offer Statement on Schedule TO relates to the tender offer by AIMCO/Bethesda Holdings Acquisitions, Inc., a Delaware corporation ("AIMCO/Bethesda"), to purchase all of the outstanding assignee units, or such lesser number of assignee units as are properly tendered, of limited partnership interest of Oxford Residential Properties I Limited Partnership, a Maryland limited partnership (the "Partnership"), at a price of $845 per unit, subject to the conditions set forth in the Offer to Purchase dated October 10, 2000, and in the related Letter of Transmittal and Acknowledgment and Agreement, which, as amended and supplemented from time to time, together constitute the tender offer. Copies of the Offer to Purchase, Letter of Transmittal and Acknowledgment and Agreement are filed with this Schedule TO as Exhibits 1, 2 and 3, respectively. In addition, because AIMCO/Bethesda is under common control with the Partnership, this Schedule TO is intended to satisfy the reporting requirements of Rule 13e-4(c)(1) of the Securities Exchange Act of 1934, as amended. It also amends the Schedule 13D filed on October 3, 2000 by AIMCO/Bethesda and certain of its affiliates.

      The information in Exhibits 1-3, 5(a)-(d) and 6, respectively, is incorporated in this Schedule TO by reference in answer to items 1 through 11 of Schedule TO and in response to Items 1 through 7 of Schedule 13D.

================================================================================

ITEM 12. EXHIBITS.

1    Offer to Purchase dated October 10, 2000

2 Letter of Transmittal (including certification of taxpayer identification number on substitute Form W-9) dated October 10, 2000 (included as Annex II to the Offer to Purchase attached as Exhibit 1 hereto).

3    Acknowledgment and Agreement dated October 10, 2000

4    Letter to unitholders dated October 10, 2000

5(a) Credit Agreement (Secured Revolving Credit Facility), dated as of August
     16, 1999, among AIMCO Properties, Bank of America, Bank Boston, N.A., and First Union National Bank. (Exhibit 10.1 to the Apartment Investment and Management Company ("AIMCO") Current Report on Form 8- K, dated August 16, 1999, is incorporated herein by this reference.)

5(b) Amended and Restated Credit Agreement, dated as of March 15, 2000, among
     AIMCO Properties, Bank of America, Bank Boston, N.A., and First Union National Bank. (Exhibit 10.20 to AIMCO Properties' Annual Report on Form 10-K for the year ended December 31, 1999, is incorporated herein by this reference.)

5(c) First Amendment to $345,000,000 Amended and Restated Credit Agreement, dated as of April 14, 2000, among AIMCO Properties, Bank of America, as Administrative Agent, and U.S. Bank National Association, as Lender. (Exhibit 10.4 to AIMCO's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, is incorporated herein by this reference.)

5(d) Funding Agreement dated October 10, 2000 between AIMCO Properties and
     AIMCO/Bethesda.

6 Acquisition Agreement dated June 28, 2000 among AIMCO, AIMCO Properties, NHP Management Company and AIMCO/NHP Properties, Inc., as Buyers, and Leo
     E. Zickler, Francis P. Lavin, Robert B. Downing, Mark E. Schifrin, Marc B. Abrams and Richard R. Singleton, as Sellers. (Exhibit 2.1 to AIMCO's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 is incorporated herein by this reference.)

                                    SIGNATURE

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 AIMCO/BETHESDA
                                                 HOLDINGS ACQUISITIONS, INC.

                                                 By: /s/ Patrick J. Foye
                                                    ----------------------------
                                                    Executive Vice President


                                                 AIMCO/BETHESDA HOLDINGS, INC.

                                                 By: /s/ Patrick J. Foye
                                                    ----------------------------
                                                    Executive Vice President


                                                 AIMCO PROPERTIES, L.P.

                                                 By: AIMCO-GP, Inc.
                                                     Its General Partner

                                                 By: /s/ Patrick J. Foye
                                                    ----------------------------
                                                    Executive Vice President


                                                 APARTMENT INVESTMENT AND
                                                 MANAGEMENT COMPANY

                                                 By: /s/ Patrick J. Foye
                                                    ----------------------------
                                                    Executive Vice President


                                                 AIMCO-GP, INC.

                                                 By: /s/ Patrick J. Foye
                                                    ----------------------------
                                                    Executive Vice President


                                                 ACQUISITION LIMITED PARTNERSHIP

                                                 By: ORP Acquisition, Inc.
                                                     Its General Partner

                                                 By: /s/ Patrick J. Foye
                                                    ----------------------------
                                                    Executive Vice President


                                                 ORP ACQUISITION, INC.

                                                 By: /s/ Patrick J. Foye
                                                    ----------------------------
                                                    Executive Vice President


                                                 OXFORD REALTY FINANCIAL
                                                 GROUP, INC.

                                                 By: /s/ Patrick J. Foye
                                                    ----------------------------
                                                    Executive Vice President


                                                 ORP ACQUISITION PARTNERS, L.P.

                                                 By: ORP Acquisition, Inc.
                                                     Its General Partner

                                                 By: /s/ Patrick J. Foye
                                                    ----------------------------
                                                    Executive Vice President


Dated: October 10, 2000

                                  INDEX TO EXHIBITS

EXHIBIT
NUMBER                       DESCRIPTION
------                       -----------
1         Offer to Purchase dated October 10, 2000

2 Letter of Transmittal (including certification of taxpayer identification number on substitute Form W-9) dated October 10, 2000
          (included as Annex II to the Offer to Purchase attached as Exhibit 1 hereto).

3         Acknowledgment and Agreement dated October 10, 2000

4         Letter to unitholders dated October 10, 2000

5(a)      Credit Agreement (Secured Revolving Credit Facility), dated as of
          August 16, 1999, among AIMCO Properties, Bank of America, Bank Boston,
          N.A., and First Union National Bank. (Exhibit 10.1 to AIMCO's Current
          Report on Form 8- K, dated August 16, 1999, is incorporated herein by this reference.)

5(b) Amended and Restated Credit Agreement, dated as of March 15, 2000, among AIMCO Properties, Bank of America, Bank Boston, N.A., and First
          Union National Bank. (Exhibit 10.20 to AIMCO Properties' Annual Report on Form 10-K for the year ended December 31, 1999, is incorporated herein by this reference.)

5(c) First Amendment to $345,000,000 Amended and Restated Credit Agreement, dated as of April 14, 2000, among AIMCO Properties, Bank of America, as Administrative Agent, and U.S. Bank National Association, as
          Lender. (Exhibit 10.4 to AIMCO's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, is incorporated herein by this reference.)

5(d)      Funding Agreement dated October 10, 2000 between AIMCO Properties and
          AIMCO/Bethesda.

6         Acquisition Agreement dated June 28, 2000 among AIMCO, AIMCO
          Properties, NHP Management Company and AIMCO/NHP Properties, Inc., as
          Buyers, and Leo E. Zickler, Francis P. Lavin, Robert B. Downing, Mark
          E. Schifrin, Marc B. Abrams and Richard R. Singleton, as Sellers.
          (Exhibit 2.1 to AIMCO's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 is incorporated herein by this reference.)
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